UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of the earliest event reported): December 21, 2006

Alesco Financial Inc.

(formerly Sunset Financial Resources, Inc.)

(Exact name of Registrant as specified in its charter)

Maryland	001-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

(Address of principal executive offices) (Zip Code)

(215) 701-9555

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, 2006, Alesco Financial Inc. (“AFN”), through a wholly-owned subsidiary, completed a term secured financing utilizing an on-balance sheet collateralized debt obligation (“CDO”) structure.

The financing was effected through the issuance by AFN of $818,600,000 principal amount of commercial collateralized debt obligations (“Alesco CDO XIV”) through two newly formed, indirect subsidiaries of AFN, Alesco Preferred Funding XIV, Ltd. (the “Issuer”), and Alesco Preferred Funding XIV, Inc. (the “Co-Issuer”). Pursuant to the Indenture dated as of December 21, 2006 (the “Indenture”) by and among the Issuer, the Co-Issuer and U.S. Bank National Association, as the trustee (the “Trustee”), the Issuer and the Co-Issuer issued nine classes of secured notes collectively referred to herein as the “Notes.” In addition to the Notes, the Issuer issued one class of combination notes referred to as the “Combination Note.” Furthermore, concurrently with the issuance of the Notes and the Combination Note, the Issuer also issued, pursuant to the Memorandum and Articles of Association of the Issuer and in accordance with the Preferred Share Paying Agency Agreement, dated as of December 21, 2006, between the Issuer and the Trustee, 52,000 Preferred Shares, par value $0.01 per share (the “Preferred Shares” and, together with the Notes and the Combination Note, the “Securities”) having a liquidation preference equal to $1,000 per share. An indirect wholly-owned subsidiary of AFN, Alesco Holdings, Ltd., purchased approximately 75% of the Preferred Shares at a par value of $39,000,000 for an aggregate purchase price of $36,270,000. The Preferred Shares are issued share capital of the Issuer and will not be secured.

The table below sets forth further information with respect to the capital structure of Alesco CDO XIV:

Class	Principal Amount of all Securities		Ratings (S&P/Moodys/Fitch)	Stated Maturity or Scheduled Redemption Date
Class X Notes	$12,000,000	1.5%	AAA /Aaa /AAA	Dec-2016
Class A-1 Notes	430,000,000	52.5%	AAA / Aaa / AAA	Sep-2037
Class A-2 Notes	80,500,000	9.8%	— / Aaa / AAA	Sep-2037
Class B Notes	103,000,000	12.6%	— / Aa2 / AA	Sep-2037
Class C-1 Notes	50,000,000	6.1%	— / A3 / A-	Sep-2037
Class C-2 Notes	32,000,000	3.9%	— / A3 / A-	Sep-2037
Class C-3 Notes	21,000,000	2.6%	— / A3 / A-	Sep-2037
Class D-1 Notes	34,100,000	4.1%	— / — / BBB	Sep-2037
Class D-2 Notes	4,000,000	0.5%	— / — / BBB	Sep-2037
Preference Shares	52,000,000	6.4%	NR	Sep-2037

On December 21, 2006, the Issuer purchased (or entered into agreements to purchase for settlement following such date) collateral debt securities consisting of a diversified portfolio of newly issued and secondary market trust preferred securities of bank and thrift holding companies, as well as trust preferred and surplus note securities of small and midsized insurance companies. The aggregate outstanding principal balance of the assets purchased by the Issuer (or to be purchased by Issuer) is approximately $800,000,000.

At issuance, the weighted-average stated interest rate of the investment grade Notes was three-month LIBOR plus 61.64 basis points excluding transaction costs, and three-month LIBOR plus 81.89 basis points including up-front transaction costs amortized over the expected life of the CDO. Interest payments on the Notes are payable monthly, beginning in March 2007, to and including September 2037, the stated maturity date of the Notes (provided that the final distribution on the Class X Notes will be December 23, 2016).

Upon the Closing, the Issuer entered into a Collateral Management Agreement with Cohen & Company Financial Management, LLC (the “Collateral Manager”), an affiliate of Cohen & Company Management, LLC, the external manager of AFN (the “Manager”). Pursuant to the Collateral Management Agreement, the Collateral Manager has agreed to provide certain advisory and administrative services in relation to the collateral debt securities and other eligible investments securing the Notes. As compensation for the performance of its obligation as Collateral Manager, the Collateral Manager will be entitled to receive (i) an advisory fee, payable quarterly in accordance with the priority of payments as set forth in the Indenture, equal to 0.15% per annum of the net outstanding portfolio balance, (ii) an additional subordinated advisory fee, payable quarterly in accordance with the priority of payments as set forth in the Indenture, equal to 0.075% per annum of the net outstanding portfolio balance, and (iii) an incentive management fee equal to 20% per annum of the amount specified in, and determined in accordance with, the Indenture. In general, the net outstanding portfolio balance is the sum of (a) the aggregate principal balance of the collateral debt securities, excluding defaulted securities or deferred interest collateral debt securities, (b) the aggregate principal balance of all principal proceeds and uninvested proceeds held as cash and eligible investments in certain accounts, and (c) with respect to the defaulted securities or deferred interest collateral debt securities, the calculation amount of such securities in each case as determined in accordance with the Indenture.

On the closing of the transaction, the Collateral Manager received an upfront structuring fee based on a percentage of the $800 million principal balance amount of the underlying collateral debt securities that the Issuer expects to own by the 270th day following the closing date. In addition, Cohen & Company Securities, LLC (“CCS”), an affiliate of the Manager, earned placement fees for placing with investors certain of the Notes issued by the Issuer. The total of the structuring fee and placement fee which the Collateral Manager and CCS received was equal to, in the aggregate, approximately 1% of the $800 million principal balance amount of the underlying collateral debt securities that the Issuer expects to own by the 270th day following the closing date. Furthermore, CCS earned industry standard placement fees, paid by the issuers of the underlying collateral assets, related to CCS’s originating Collateral for placement into the Issuer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2006

ALESCO FINANCIAL INC.

By:	/s/ John J. Longino
John J. Longino
Chief Financial Officer